EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of October 1, 2003, by and between Games, Inc., (hereinafter the “Company”) and Myles S. Cairns (hereinafter “Executive”).

WITNESSETH:

WHEREAS, The Company is a well established operator of games and entertainment web sites;

WHEREAS, Executive has significant management, business and finance experience; and

WHEREAS, The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parities agree as follows:

1.

Employment and Term.  The Company hereby employs Executive as Executive Vice President and CFO, and Executive hereby accepts said employment by the Company, for a period of three years from the date of this Contract.  Executive agrees to devote his time, attention, skill and best efforts to the performance of his duties as Executive Vice President and CFO.

2.

Compensation

a.

For all services rendered and to be rendered by Executive in his capacity hereunder, The Company agrees to pay ‘Executive an annual salary of $175,000.

b.

The Employee shall be entitled to receive all other fringe benefits which are now or may be provided to the Company’s senior executives.  In addition, the Company shall provide the Employee during the Term of this Agreement with a car allowance of $500 per month, plus reimbursement of all automobile expenses such as gasoline, maintenance, insurance and vehicle registration, in accordance with the Company’s general policy on providing cars to senior executives.

c.

Executive shall be eligible to participate in all medical and dental insurance benefit plans maintained by the Company.

d.

Executive shall be eligible to participate in the Company Long Term Disability Plan.

e.

Executive shall be eligible to receive a bonus, up to a maximum of 50% of the base salary provided for in paragraph 2(a) above, upon meeting goals and objectives established by the Company’s Board of Directors.

3.

Duties.   As part of his employment, Executive agrees to perform any and all duties reasonably requested and delegated to him by the Company, the CEO and President of Games or the Board of Directors.  Executive shall perform generally all of the duties incident to the office of Executive Vice President and CFO as required or authorized by law.

4.

Termination.

a.

This Agreement and Executive’s employment hereunder may be terminated by Games at any time with Cause (as hereinafter defined) on 30 days prior written notice.

b.

This Agreement and Executive’s employment hereunder may be terminated by Executive on 30 days prior written notice upon the occurrence of any one of the following events:  (1) the failure of the Company to elect or reelect or to appoint or reappoint Executive to the office of Executive Vice President and CFO; (2) a material change by the Company in Executive’s functions, duties, or responsibilities which change would cause Executive’s position with the Company to become of less dignity, responsibility or scope from the position and responsibilities described in Section 3 hereof; (3) the liquidation or dissolution, or consolidation, merger or other business combination (including assumption of control by a shareholder or consortium of shareholders) of the Company, or transfer of all or substantially all of its assets, unless any such consolidation, merger or other business combination does not adversely affect Executive’s position or the dignity or responsibilities of Executive, in Executive’s judgment, and (4) any material breach of this Agreement by the Company.

c.

Effect of Termination.  Upon termination of this Agreement neither party shall have any further obligation to the other party, except as provided in Section 4(d) below and under the provisions of any outstanding stock options held by Executive at the time of termination and except that the provisions of Section 5, if applicable, shall survive termination of the Agreement.

d.

Payments to Executive on Termination.

(i)

In the event that this Agreement is terminated by the Company without cause or Executive terminates this agreement pursuant to Section 4(b).  The Company shall pay in a lump sum on the date of termination severance compensation to Executive in the amount derived by multiplying the factor 2.99 by the sum of Executive’s salary and bonus paid in the 12 month period ending on the date of such termination.

(ii)

In the event this Agreement expires and Executive is not rehired in the same position under the terms and conditions of a new executive employment agreement acceptable to Executive and the Company superseding this Agreement, the Company shall pay in a lump sum on the date of termination severance compensation to Executive in an amount equal to the sum of Executive’s salary and bonus paid in the 12 month period ending on the date of such termination.

(iii)

In the event Executive dies or becomes disabled (as hereinafter defined) during term hereof, the Company shall pay severance compensation to Executive, or his estate, as the case may be, in the amount derived by multiplying the factor 2.99 by the sum of Executive’s salary and bonus paid in the year prior to the year in which the death or disability occurs, reduced to a lesser amount determined by multiplying said amount by a fraction, the numerator of which is the number of whole or partial months remaining from the date of death or disability, as the case may be, to June 30, 2005 and the denominator is 36; provided, however, that such severance compensation shall in no event be less than Executive’s salary and bonus paid in the year prior to the year in which Executive dies or becomes disabled.  Such severance compensation shall be paid in a lump sum as soon as practicable following the date of death or disability.

(iv)

In addition to the severance payment provided in subparagraphs (i), (ii) or (iii) above, Executive’s participation in the Company-sponsored medical and dental insurance benefit plans shall be continued at the Company’s expense for a maximum period of 18months so long as Executive is alive.

e.

Definitions; for purposes of this Agreement:

(i)

Cause shall mean acts of moral turpitude and the willful repeated or habitual neglect of Executive’s obligations under this Agreement, the misuse of corporate funds, or the material breach of this Agreement.

(ii)

Disabled shall mean the physical or mental inability of Executive to perform his duties hereunder for a period of three consecutive months as determined by an independent physician chosen by the Company and approved by Executive.

5.

Non-Compete Clause.  For a period of twelve (12) months from the termination of Executive’s employment (whether such termination be with or without cause or by voluntary quit), Executive shall not either for himself or on behalf of any person, firm or corporation, directly or indirectly, own, manage, engage in, operate joint control, be employed by, participate in the ownership, management, operation or control of, or be connected in any manner whatsoever with any business which is competitive with the business of the Company within any of the territory or with respect to any of the accounts with which the Company has done business during the twelve (12) months prior to Executive’s termination of his employment with the Company.  This covenant on the part of Executive shall be construed as an agreement independent of any other provision in this Employment Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicted on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

6.

Equitable Relief.

It is agreed that money damages do not provide adequate relief for Executive’s violations hereunder and that, therefore, the Company shall have the right, in addition to other cumulative remedies that may be lawfully available to an immediate injunction or restraining order, within the discretion of the court, to halt violations hereunder.

7.

Vacation.  Executive shall be entitled to four weeks of paid vacation per calendar year.

8.

Hiring Incentives.

Upon the Effective Date, or as soon as practicable thereafter, Employee shall receive an option to purchase a total of 80,000 shares of Games, Inc. common stock. Such stock option shall be subject to the terms of the Games, Inc. 2002 Stock Incentive Plan, as amended, and a Stock Option Agreement setting forth, among other things, the option exercise vesting schedule and option exercise price.  The option exercise price shall be equal to the “fair market value” (as such term is used in the 2002 Stock Incentive Plan) of Games, Inc. common stock on the Effective Date. The calculation of fair market value shall be performed in the manner most favorable to Employee.  The options will have a term of 10 years and will become vested after six months. In the event the Company terminates the Executive’s employment for any reason other than Cause prior to such options having become fully vested, such options shall automatically become fully vested as of the Date of Termination.

9.

Applicable Law.  This Agreement having been executed in the State of Ohio, shall be governed in all respects by the laws of the State of Ohio, and shall be binding upon each party’s successors, assigns, heirs and legal representatives and shall inure to the benefit of each party, its successors, assigns, heirs and legal representatives.

10.

Miscellaneous.

a.

This Employment Agreement supersedes and completely replaces any and all previous agreements or understandings between the parties.

b.

No amendment or modification of this Employment Agreement shall be deemed effective, unless and until executed in writing by the parties hereto with the same formality attending the execution of this Employment Agreement.

c.

The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof, and this Employment Agreement shall be construed in all respects, as if such invalid or unenforceable provision was omitted.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date above mentioned.

WITNESSES:

GAMES, INC.

/s/ Susan Craner

By:  /s/ Roger W. Ach, II

_______________________

/s/ Myles S. Cairns

Myles S. Cairns